Exhibit (r)(2)

A T FUNDS, LLC
CODE OF ETHICS
as of February 2005

A T Funds, LLC (the “Company”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) and has adopted the policies and procedures set forth in this Code of Ethics (the “Code”) which govern the activities of each officer, director, employee, and member of the Company (collectively, the “Employees”).

Purpose of the Code

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the Company requires of its Employees, requires Employees to comply with applicable federal securities laws,1  and sets forth provisions regarding personal securities transactions by Employees.

Under Rule 204A of the Advisers Act, the Company must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information.  Accordingly, the Company and each of its Employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading).  In addition, the Company and each of its Employees has a fiduciary obligation to the Company's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Company or such Employees by its clients. Finally, because the Company and each of its Employees is a fiduciary to the Company’s clients, the Company and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Company or such Employees and the interests of the Company’s clients.

To ensure that insider-trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Company has adopted the policies and procedures set forth in this Code.  The policies and procedures set forth herein are intended to

1“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC of the Department of the Treasury.

Exhibit (r)(2)

articulate the Company’s policies, educate its Employees about the issues and the Company’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Company satisfies its obligations in this area.  By doing so, the Company hopes that the highest ethical standards are maintained and that the reputation of the Company is sustained.

In addition, Rule 17j-1 of the Investment Company Act requires that every investment adviser to an investment company adopt a written code of ethics.  Because the Company is the investment adviser to certain registered investment companies (the “Advised Funds”), the Company has included such requirements in this Code.  The Company is required to report to the Board of Trustees of the Advised Funds regarding any material compliance violations of this Code by Access Persons (as defined below).

As a fiduciary to the Company's clients, each Employee must avoid actual and apparent conflicts of interest with the Company's clients.  Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts.  Also, the SEC has determined that it is a conflict of interest for an investment adviser’s Employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the Company’s clients. If so, the Company’s Employees are first obligated to make such limited opportunity available to the Company’s clients.  More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a Security Held or to be Acquired by a Company client, including the Advised Funds, may not:

a)	Employ any device, scheme or artifice to defraud the Advised Funds or the Company’s clients;

b)
Make any untrue statement of a material fact to the Advised Funds or the Company’s clients or omit to state a material fact necessary in order to make the statements made to the Advised Funds, in light of the circumstances under which they are made, not misleading;

c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Advised Funds or the Company’s clients; or

d)	Engage in any manipulative practice with respect to the Advised Funds or the Company’s clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer.  In the absence of the Chief Compliance Officer, the Chief Executive Officer acts as the alternate chief compliance officer.

Exhibit (r)(2)

I.  Definitions

“Access Person” means any Employee who, in connection which his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities by an Advised Fund, or whose function relates to the making of any recommendations with respect to such purchases or sales.  Currently, all Employees are treated as Access Persons of the Advised Funds.

“Advised Funds” are the Funds for which the Company serves as investment adviser or investment subadviser.

“Automated investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act.  However, any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“Confidential information” means any non-public information concerning the Company’s activities or developed by the Company or received by the Company under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors.  Examples of confidential information include stocks recommended for purchase or sale for client accounts, details of financial transactions, and identity and terms of customer accounts.

“Fund” means an investment company registered under the Investment Company Act.

“Initial public offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

 “Inside information” means material, nonpublic information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock; bond; option) including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier.  Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners).  Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or pursuant to Rule 504, 505 or 506.

Exhibit (r)(2)

“Personal Account” means any securities and futures account of an Employee for which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts for the Company’s clients, except those clients who fall within the list below).  An account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the Chief Compliance Officer agree otherwise in writing: (i) an Employee of the Company; (ii) the spouse of an Employee; (iii) any child under the age of 21 of an Employee, whether or not residing with the Employee; (iv) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (v)  any other account in which the Employee has a direct or indirect beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a beneficial interest).

“Publicly Traded Securities” are any equity or debt instruments traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, index stock or bond group options that include such equity or debt instrument, futures contracts on stock or bond groups that include such equity or debt instrument, and any option on such futures contracts.  Publicly Traded Securities also includes securities traded on foreign security exchanges, shares of registered closed-end investment companies, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities.  Securities issued by Funds (other than Reportable Funds), U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution, such as bankers’ acceptances and certificates of deposit, commercial paper and other high-quality short-term debt instruments, and U.S. and foreign currency (collectively, “Non-covered Securities”) are not considered Publicly Traded Securities for the purpose of this Code.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means (i) any Fund for which the Company serves as investment adviser or sub-adviser (i.e., an Advised Fund) or (ii) any Fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company.  The Reportable Funds are listed on Exhibit 7.

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

a)	direct obligations of the Government of the United States;

b)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);

c)	shares issued by money market funds;

d)	shares issued by open-end funds other than Reportable Funds; and

e)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Exhibit (r)(2)

 “Security Held or to be Acquired” includes: (i) any Reportable Security which, within the most recent 15 days: (a) is or has been held by the Reportable Funds; or (b) is being or has been considered by the Reportable Funds or the Company for purchase by the Reportable Funds; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security described in paragraphs (a) or (b) above.

II.  Insider Trading

It is unlawful to engage in “Insider Trading.”  This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities.  Although the Insider Trading prohibitions extend to the activities of its Employees, the Company does not have an investment banking division or affiliate and it is anticipated that Employees will not routinely receive “inside information.”  However, in order to educate the Company’s Employees, more information describing “Insider Trading” is set forth below, and the penalties for trading using such inside information are also described below.  In the event an Employee comes into possession of inside information, compliance procedures to regarding the use and treatment of the information are set forth below.

A.  Insider Trading Defined

The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

è	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

è
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

è	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

1.           Who is an Insider?  The concept of “insider” is broad.  It includes the officers, directors, Employees and majority shareholders of a company.  In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the Employees of such organizations.  In order for a person to be considered a temporary insider of a particular company, the company must expect that the person receiving the information keep the information confidential and the relationship between the

Exhibit (r)(2)

company and the person must at least imply such a duty.  Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

2.           What is Material Information?  Trading on inside information is not a basis for liability unless the information is “material.”  Material information is broadly construed and is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.  Material information does not have to relate to a company’s business, it can be significant market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

3.           What is Nonpublic Information?  Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.  Market rumors are not considered public information.

4.           What is “Trading on the Basis of” Material Nonpublic Information?  Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

B.  Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:

è	Civil injunctions;

è	Disgorgement of profits;

è	Jail sentences;

è
Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

Exhibit (r)(2)

è
Fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

C.  Policy Statement Regarding Insider Trading

The Company expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information.  In addition, the Company discourages its Employees from seeking or knowingly obtaining material, nonpublic information.  The Company also prohibits each of its Employees from serving as an officer or director of a company having Publicly Traded Securities.

D.  Procedures to Prevent Insider Trading

As indicated above, because the Company does not have an investment banking division or affiliate and because the Company prohibits its Employees from serving as an officer or director of a company having Publicly Traded Securities, the Company does not anticipate its Employees routinely being in receipt of material, nonpublic information.  However, such persons may from time to time receive such information.  If any such person receives any information which may constitute such material, nonpublic information, such person (i) should not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Personal Account or a client account based on such inside material, nonpublic information, (ii) should not communicate such information to any other person (other than the Company’s Chief Compliance Officer), and (iii) should discuss promptly such information with the Chief Compliance Officer.  Under no circumstances should such information be shared with any persons not employed by the Company, including family members and friends.  Each Employee contacting an issuer or analyst should identify himself as associated with the Company and identify the Company as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where the Employee identified himself as associated with the Company). Once such material, nonpublic information becomes public, the Employee may trade in securities in accordance with this Code.

III.  Confidential Client and Company Information

A.  Confidential Information Defined

As noted above, even if the Company and its Employees do not receive material, nonpublic information (i.e., “inside information”), the Company or its Employees may receive other sensitive or Confidential Information from or about the Company’s clients and the Company’s Employees will receive confidential or sensitive information about the Company’s affairs.  Such Confidential Information may include, among other things:

è	Names and addresses of clients (“client lists”).

Exhibit (r)(2)

è	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio.

è	The names of the securities being purchased or sold, or being considered for purchase or sale, for any client’s account.

è
Any client or Company information privately given to an Employee that, if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Company or (ii) embarrass or harm the client or the Company.

Given the breadth of the above, all information that an Employee obtains through the Company should be considered Confidential Information unless it is specifically known to be available to the public.

B.  Policy Statement Regarding Use and Treatment of Confidential Information

All Confidential Information, whatever the source, may be used only in the discharge of the Employee’s duties with the Company.  Confidential Information may not be used by Employees for any personal purpose, including the purchase or sale of securities for a personal account. No Employee may use any Confidential Information in any manner that adversely affects the Company or its clients.  All Confidential Information is to be treated as the secret, proprietary and confidential data of the Company.

C.  Procedures Regarding Use and Treatment of Confidential Information

The Company encourages each of its Employees to be aware of, and sensitive to, such Employee’s treatment of Confidential Information.  The Company has also adopted its Privacy Policy which also sets forth policies and procedures regarding maintaining the privacy of its consumers and customers personal financial information.  Each Employee must take the following precautions:

•	Employees must not discuss Confidential Information unless necessary as part of his or her duties and responsibilities with the Company.

•
Precautions must be taken to avoid storing Confidential Information in plain view in public areas of the Company’s facilities, including reception areas, conferences rooms and kitchens, and Employees must remove Confidential Information from areas where third parties may inadvertently see it.

•
Particular care should be exercised if Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes, where such information may be overheard.

•	Under no circumstances may Confidential Information be shared with any person, including any spouse or other family member, who is not an Employee of the Company.

Exhibit (r)(2)

•	Employees must return all Confidential Information upon their separation from the Company.

IV.  Conflicts of Interest Involving Trading Publicly Traded Securities for Personal Accounts

A.  Fiduciary Duty to Avoid Conflicts of Interest Between Client Accounts and Personal Accounts

As noted above, because the Company and each of its Employees is a fiduciary to the Company’s clients, the Company and such persons must avoid actual and apparent conflicts of interest with the Company’s clients.  In any situation where the potential for conflict exists, the client’s interest must take precedence over personal interests. If a potential conflict arises, the Company and the Employee must resolve the matter in the client's favor.

An actual or apparent conflict of interest could arise when both an Employee and the Company, on behalf of a client, engage in a transaction involving the same security.  In such cases, transactions for client accounts must take precedence over transactions in Employees’ personal accounts.

Conflicts of interest may arise when an Employee becomes aware of limited investment opportunities, such as private placements, limited partnerships or any thinly traded securities, whether public or private. Because of the inherent potential for conflict, such investment opportunities demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

B.  Personal Account Exemption

If an Employee certifies in writing to the Chief Compliance Officer (or, in the case of the Chief Compliance Officer, to the Company’s Chief Executive Officer) that (i) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or other person, and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the Employee has provided, the Chief Compliance Officer (or the Chief Executive Officer) may, at her/his discretion, determine that such an account is not subject to the Code.

Similarly, if an Employee certifies in writing that trading in an account in which he has direct or indirect beneficial ownership is handled by someone other than the Employee, such as a third party who exercises complete investment discretion in managing the account, the Chief Compliance Officer, may, in her/his discretion, determine that such account is not subject to the pre-clearance requirements of the Code, below. In addition, written verification by the third party involved in the management of the account may also be required in certain circumstances. If the Employee has any role in the managing the account, then this exception does not apply.

Securities held or traded in an excepted account are nonetheless required to be included in the Employee’s initial, annual and quarterly reports.  Any actual or appearance of a conflict of interest in the trading in the Employee’s excepted accounts may render these accounts subject to all of the provisions of the Code.

Exhibit (r)(2)

C.  Policy Statement Regarding Trading for Personal Accounts

The Company recognizes that the personal investment transactions of its Employees and members of their immediate families demand the application of a strict code of ethics. Consequently, the Company requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Company and its Employees, on the one hand, and the client, on the other hand.  Thus, the Company has adopted the procedures set forth below.

D.  Procedures Regarding Trading for Personal Accounts

1.           Trading Procedures.  The following procedures must be followed by all Employees of the Company buying or selling Initial Public Offerings and Limited Offerings (collectively “Special Securities”).

a.            Confirm That Not in Receipt of Inside Information. Each Employee wishing to buy or sell a Special Security for a Personal Account should first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of that Special Security.

b.           Seek Pre-Approval for All Trades of Special Securities Made for a Personal Account.  Each Employee wishing to buy or sell for any Personal Account any Special Security shall complete an “Intention to Execute Form” (attached as Exhibit 1) and obtain approval to buy or sell such Special Security from the Chief Compliance Officer. No person may approve his or her own trade in a Special Security (the Chief Compliance Officer’s trades will be approved by the Chief Executive Officer or Chief Financial Officer).  If the Chief Compliance Officer grants such approval, he or she shall sign and date the Intention to Execute Form.  The  Chief Compliance Officer, after consultation with the appropriate portfolio manager, will give such approval only if the trade complies with the following guidelines:
(i)           No Company Decision to Increase or Decrease Client Holdings.  The Company can not have made a decision to buy or sell the same Special Security for its clients, including a decision to increase or decrease clients’ positions in the same Special Security.

(ii)           No Securities to be Purchased by Company for Clients.  No Employee may effect a transaction in a Special Security for a Personal Account if that Special Security is planned for purchase by the Company for client accounts, until (a) one (1) day after client purchases in that Special Security, for purchases by Employees, or (b) two (2) days after client purchases in that Special Security, for sales by Employees.

(iii)           No Securities to be Sold by Company for Clients.  No Employee may effect a transaction in a Special Security a Personal Account if that Special Security is planned for sale by the Company for client accounts, until (i) one (1) day after all client sales of that Special Security have been completed, for sales by the Employee, or (ii) two (2) days after all client sales of that Special Security have been completed, for purchases by the Employee.

(iv)           No Consideration by the Company of Purchase or Sale.

Exhibit (r)(2)

Employees may effect transactions in a Special Security that is not then being considered for purchase or sale by the Company for its clients.  A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
c.           Execute Trade. All approved trades must be executed during the day the approval for such trade is given.  If the trade is not executed during such day, the Employee shall seek new approval.

2.           Reports of Personal Transactions

a.  List of Brokerage Accounts.  Within 10 days of hiring, each new Employee will provide a statement of initial holdings and a list of all brokerage accounts that are “Personal Accounts” as defined in the policies.  (See Initial Holdings Report form, Exhibit 2 to the policies.)  The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person becoming an Employee. The Initial Holdings Report includes all Reportable Securities, including Limited Offerings, in which the Employee had any direct or indirect beneficial ownership of upon commencement of employment by the Company and must contain, at a minimum, the following information:

•	The name of the Reportable Security and type of security.

•	As applicable, the ticker symbol or CUSIP number.

•	As applicable, the number of shares or principal amount of each Reportable Security.

•	The name of any broker, dealer, bank or Reportable Fund’s transfer agent with the Employee maintains an account in which any Reportable Securities.

•	The employee’s signature and the date the Initial Holdings Report is being submitted.

Additionally, each new Employee or current Employee with new brokerage information shall arrange for duplicate statements to be sent to the Company.  (See the form letter in Exhibit 3 to these policies.)  If an Employee’s list of brokerage accounts becomes inaccurate or incomplete at any time, such Employee shall promptly submit to the Chief Compliance Officer a report correcting or completing all information.

b.           Submission of Reports.  In order for the Company to monitor compliance with its insider trading and conflict of interest policies and procedures and to comply with the books and records requirements of the Advisers Act, each Employee of the Company shall submit a “Quarterly Personal Transactions Report” (see Exhibit 4 to these policies) for each of his or her Personal Accounts.  The report shall be submitted to the Chief Compliance Officer within thirty days following the end of each quarter, regardless of whether any trading activity took place in that account during the quarter. The Quarterly Personal Transaction Reports must contain, at a minimum, the following information:

Exhibit (r)(2)

•	The trade date of the transaction and the name of the Reportable Security.

•	As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

•	The price of the Reportable Security at which the transaction was effected.

•	The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

•	The signature of the Employee and the date the report is being submitted.

In addition to quarterly reports, each Employee will be required to submit a complete and accurate Annual Holdings Report (see Exhibit 6 to this Code) and to annually certify that he or she has complied with the Company’s Code of Ethics.  (See Exhibit 5 to this Code.)  The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days  prior to the date the Annual Holdings Report is submitted.  At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.
c.           Review and Retention of Reports. The Chief Compliance Officer or her designate shall review each Initial and Annual Holdings Report and Quarterly Personal Transactions Report (collectively, the “Reports”) to determine whether any violations of the Company’s Code or of the applicable securities laws took place.  If any Report fails to contain all required information, the Chief Compliance Officer shall contact such Employee to obtain the missing information.

The Chief Compliance Officer shall promptly review each duplicate confirmation, and compare the transactions reported against the Intention to Execute Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of the Company’s policies or of the applicable securities laws took place.  If there are any discrepancies between trade confirmations and Intention to Execute Forms, the Chief Compliance Officer shall promptly contact such Employee to resolve the discrepancy.  Upon discovering a violation of these procedures, the Company may impose such sanctions, as it deems appropriate, including a letter of censure or suspension, or termination of the employment of the violator. Where a violation of procedures affects a client account, the Company may require the trade to be unwound and any profits disgorged to the client account. All material violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of any investment company client of the Company if the violation involved the securities owned by such investment company client.

The Company shall retain all documents required to be submitted by

Exhibit (r)(2)

Employees under this Code, including, all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act, as amended, and the rules thereunder.  The Chief Compliance Officer’s reports shall be reviewed by the Chief Financial Officer.

V.  Summary

A.  Importance of Adherence to Procedures

It is very important that Employees adhere strictly to the Code of Ethics.  Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Company.

B.  Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Employees, and at least annually, each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit 5 that he or she has received and followed the Code.  Each Employee will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

C.  Reports to Boards of Reportable Funds

On at least an annual basis, the Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information for review by Board of the Reportable Funds.  On an annual basis, the Company shall certify to Board of the Reportable Funds that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

D.  Questions

Any questions regarding the Company’s policies or procedures regarding insider trading, confidential information and conflicts of interest should be referred to the Chief Compliance Officer or, in her absence, to the Chief Executive Officer or the Chief Financial Officer.

Exhibit 1 to Appendix D
A T Funds, LLC
INTENTION TO EXECUTE
EMPLOYEE PERSONAL TRADE

Employee Name:________________________________

Date	Buy	Sell	Shares/Amount	Security Name	Symbol	Broker/Dealer	Price

__________________________________ Employee Signature

GUIDELINES
Who should submit this form?

•  All Employees, long-term temporary Employees and on-site consultants.
When should this form be submitted?

•  Before the trade is placed.
Whose trades are covered?

•  Employees and their immediate families.
How is approval granted?

•  Approval is granted if there are no open orders or any orders anticipated and if not within a blackout period.

How long is approval valid?

•  The trade must be executed on the day approval is given.
Who grants the approval?

•  Trading Department officers.
What trades require approval?

•  IPOs, Limited Offerings (e.g., private placements).
What trades do not require approval?

•  CDs, commercial paper, open-end mutual funds, banker acceptances and U.S. Government bonds, municipal bonds.

•  Other Publicly Traded Securities.

The Trading Policy is designed to avoid actual or apparent conflicts of interest between the interests of the Company or its Employees and the interests of the Company’s clients.  The guidelines presented above address the most commonly asked questions.  Please refer to the Trading Policy for a complete explanation of these and other issues, or contact the Chief Compliance Office directly.

TRADING DEPARTMENT APPROVAL

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics as follows:  (1) There are no open orders for clients to buy or sell the above security(ies); (2) the requisite time has passed since the last transaction in that security, if any, for a client; and (3) I have no personal knowledge that there has been any decision to increase or decrease clients’ positions in the above security(ies).  (The Trading Desk will check with the Research Department if there is any uncertainty regarding item (3)).

___________________________________________________                                                                                                _________________________________________________

Authorized Officer                                                                                     Date and Time Stamp

  Contrary position?  Explain:

EXHIBIT 2 to APPENDIX D

A T Funds, LLC
Initial Holdings Report
(complete within ten days of becoming an Employee)
Date: ___________

  Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.  Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Signed By:     ___________________________________    Date:   _______________

Print Name:   ___________________________________

Reviewed By: ___________________________________
                   (compliance officer signature)

EXHIBIT 3 to APPENDIX D

(Date)

(Broker name and address)

RE:      (Employee)

(S.S.N.)

Dear Sir or Madam:

Please be advised that the above-referenced person is an Employee of A T Funds, LLC, an investment adviser registered with the Securities and Exchange Commission.  We request that you send duplicate confirmation of this Employee’s transactions in securities, as well as duplicate statements, to the attention of:

Chief Compliance Officer
A T Funds, LLC
300 Pacific Coast Highway, Suite 305
Huntington Beach, CA 92648

This request is made pursuant to the personal trading policies of A T Funds, LLC, as required under federal securities law.

Thank you for your corporation.

Sincerely,

Sharon Goldberg
Chief Compliance Officer

  - Authorization by Employee -

_____________________________

[Name of Employee]

cc: Employee

EXHIBIT 4 to APPENDIX D

Quarterly Transaction Report
(complete within 30 days of the ___ quarter of 200_ )
Date: ___________

  Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.  If no transactions have been undertaken this Quarter, please check the following box and sign and date below. ☐

  1.  Transactions in Reportable Securities (including Reportable Funds)

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

  2.  Transactions in Limited Offerings (Includes Private Placements, Hedge Funds and Other Offerings Not Publicly Available)

Name of Security	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

  3.  Brokerage  / Custody accounts opened during quarter

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Signed By:     _____________________________________________            Date:        _______________

Print Name:   _____________________________________________

Reviewed By: ______________________________________________
                            (compliance officer signature)

EXHIBIT 5 to APPENDIX D

A T Funds, LLC

ANNUAL CERTIFICATION

I hereby certify that during calendar year ____ I have complied with my obligations under the A T Funds, LLC Code of Ethics (the “Code of Ethics”) as in effect during that period.

I further certify that I have provided to A T Funds, LLC a list of all of my Personal Accounts, including all brokerage accounts in which I (or others whose accounts are deemed to be my Personal Accounts) place my (or their) own trades.

Capitalized terms used without definition in this Certification have the meanings given to them in the Code of Ethics.

Dated:  ___________________          ___________________________________________

Signature

___________________________________________
Name of Employee (typed or printed)

EXHIBIT 6 to APPENDIX D

Annual Holdings Report
(to be accurate within forty-five days of submission)

Print Name:            _____________________________________________________

Date:                      ________________________

Note: In lieu of completing this Report, you may attach duplicate copies of your most recent brokerage or custodian statements and sign below certifying that all required information has been provided.

  1.  Holdings in Reportable Securities (including Limited Offerings and Reportable Funds)

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

  3.  Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Signed:            ___________________________________________________

Reviewed By:___________________________________________________________
                                             (compliance officer signature)

Date:            ___________________________________________________________

 EXHIBIT 7 to APPENDIX D

Reportable Funds
(including Advised Funds)
Advised Funds	Other Reportable Funds
A T Fund of Funds (closed end)	Rice Hall James Micro Cap Fund
Rice Hall James Small/Mid Cap Fund
Diversified Investors Intermediate Government Bond Fund
John Hancock Trust High Grade Bond Trust (formerly Manulife Investment Trust)